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                                                                     EXHIBIT 5.2

                                September 3, 1998

Simonds Industries, Inc.
135 Intervale Road
Fitchburg, MA 01420

Ladies and Gentlemen:

We have acted as counsel to Simonds Industries, Inc., a Delaware corporation (the "Company"), and to its subsidiaries, Armstrong Manufacturing Company, Simonds Holding Company, Inc., and Simonds Industries FSC, Inc. (collectively, the "Guarantors") in connection with a Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company and the Guarantors with the Securities and Exchange Commission relating to (i) the proposed issuance by the Company of up to $100,000,000 aggregate principal amount of its new 10-1/4% Senior Subordinated Notes due 2008 registered under the Securities Act of 1933, as amended (the "Exchange Notes"), in exchange for a like principal amount of the Company's outstanding 10-1/4% Senior Subordinated Notes due 2008, which have not been so registered (the "Original Notes") (the "Exchange Offer"), and (ii) the guarantees of the Exchange Notes by the Guarantors (the "Guarantees"). The Exchange Notes will be issued under an Indenture dated as of July 7, 1998 (the "Indenture") among the Company, the Guarantors and State Street Bank and Trust Company, as trustee.

We have examined and relied upon the information set forth in the Registration Statement and such other documents and records as we have deemed necessary. In addition, as to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and the Guarantors and public officials.

In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company and the Guarantors, we have assumed that such parties had the power to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based upon the foregoing, we are of the opinion that the Exchange Notes and the Guarantees have been duly authorized by all requisite corporate action of the Company and the Guarantors, as the case may be, and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Original Notes as contemplated in the Registration

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Rights Agreement, dated July 7, 1998, among the Company, the Guarantors and the
Initial Purchasers named therein, the Exchange Notes will constitute valid and binding obligations of the Company and the Guarantors, as the case may be, entitled to the benefits of the Indenture and enforceable against the Company and the Guarantors, as the case may be, in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein.


                                     Very truly yours,

                                      /s/ Edwards & Angell, LLP




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